Exhibit 10.5

Atrion Corporation
Incentive Compensation Plan for Chief Financial Officer
for Calendar Years Beginning 2007

This plan provides the opportunity for the Vice President and Chief Financial Officer (“CFO”) of Atrion Corporation (the “Company”) to receive incentive compensation based on the Company’s attainment of certain financial goals during each calendar year.  This plan supersedes and replaces the Atrion Corporation Incentive Corporation Plan for Chief Financial Officer for Calendar Years Beginning 2001, which has been terminated, and is effective for the calendar year 2007, and subsequent calendar years until it is modified or terminated.

Financial Goals:

The Company shall pay the CFO a cash bonus (the “Annual Bonus”) for each calendar year (with the first Annual Bonus hereunder to be paid in 2008 (within the period set forth below) for the year 2007) equal to the amount that is 2% of the Increase in Operating Income for such calendar year, but in no event will any Annual Bonus exceed 50% of the CFO’s base salary for such calendar year.  For purposes of this plan, “Increase in Operating Income” for a calendar year shall be equal to the excess, if any, of the Company’s operating income for such calendar year over the Company’s operating income for the previous calendar year.  The Compensation Committee of the Board shall have discretion to adjust the Increase in Operating Income calculated pursuant to the previous sentence to disregard one-time, non-recurring extraordinary items and shall make such equitable adjustments as are required to give effect to acquisitions, divestitures, or similar corporate transactions by or involving the Company.

The Annual Bonus for each calendar year shall be payable as soon as practicable following the date on which the Annual Bonus can be determined, but in no event later than March 15 of the year following such calendar year.